Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-8

MARKER THERAPEUTICS, INC.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(3)	8,500,000(2)	$0.525	$4,462,500	$.0000927	$413.67
Total Offering Amounts					$4,462,500		--
Total Fee Offsets					--		—
Net Fee Due					--		$413.67

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Marker Therapeutics, Inc. 2020 Equity Incentive Plan, as amended (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents shares of common stock that were added to the shares reserved for future issuance under the 2020 Plan upon approval of an amendment to the 2020 Plan at the Company’s 2022 Annual Meeting of Stockholders.
(3)	This estimate is made solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on August 9, 2022, as reported on The Nasdaq Global Market.